Filed pursuant to Rule 424(b)(5)
Registration No. 333-279715

This preliminary prospectus supplement relates to an effective registration statement filed with the U.S. Securities and Exchange Commission, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities described herein, and are not soliciting an offer to buy such securities, in any state or jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION DATED July 29, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT (to Prospectus dated May 24, 2024)

Permian Resources Corporation

26,500,000 Shares

Class A common stock

Permian Resources Corporation (the “Company,” “we,” “us” or “our”) is offering 26,500,000 shares of our Class A common stock, par value $0.0001 (the “Class A common stock”).

Our Class A common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “PR.” On July 26, 2024, the last reported sale price of our Class A common stock on the NYSE was $15.31 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement, page 5 of the accompanying base prospectus dated May 24, 2024 and page 26 of our Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K to read about factors you should consider before buying shares of our Class A common stock.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to Permian Resources Corporation, Before Expenses	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

The underwriters expect to deliver the shares of Class A common stock on or about , 2024.

Goldman Sachs & Co. LLC	Morgan Stanley

Prospectus supplement dated     , 2024.

Prospectus Supplement

Prospectus dated May 24, 2024

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, dated May 24, 2024, which, among other things, gives more general information, some of which may not apply to this offering. To the extent that any information contained in this prospectus supplement differs or varies from the information contained in the accompanying base prospectus, the information in this prospectus supplement controls. Before you invest in our Class A common stock, you should carefully read this prospectus supplement, along with the accompanying base prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement and the accompanying base prospectus.

You should rely only on the information included or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we, the underwriters nor any of our or their representatives have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any “free writing prospectus.” If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our Class A common stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any “free writing prospectus” is accurate as of any date other than the dates shown in these documents or any information that we have incorporated by reference is accurate as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of those documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement or the accompanying base prospectus, the statement in the document having a later date modifies or supersedes the earlier statement.

S-ii

BASIS OF PRESENTATION

Earthstone Merger; Novo Acquisition

On November 1, 2023, we completed the transactions contemplated by that certain Agreement and Plan of Merger dated August 21, 2023, with Earthstone Energy, Inc. (“Earthstone”), pursuant to which our business and the business of Earthstone combined, and Earthstone and its subsidiaries became our subsidiaries (the “Earthstone Merger”). As part of the Earthstone Merger, Earthstone Energy Holdings, LLC, the operating subsidiary of Earthstone holding substantially all of Earthstone’s assets, was merged with and into OpCo (the “OpCo Merger”), with OpCo surviving the OpCo Merger. The Earthstone Merger was structured as an all-stock transaction pursuant to which we issued 161.2 million and 49.5 million shares of Class A common stock and our Class C common stock, par value $0.0001 per share (the “Class C common stock” and, together with Class A common stock, “common stock”), respectively, at its closing.

On August 15, 2023, a subsidiary of Earthstone completed the acquisition (the “Novo Acquisition”) of all of the issued and outstanding equity interests of Novo Oil & Gas Legacy Holdings, LLC, Novo Intermediate, LLC and Novo Oil & Gas Holdings, LLC (collectively “Novo”) and, immediately thereafter, Northern Oil and Gas, Inc. acquired an undivided and one-third interest in Novo’s oil and gas assets, which Earthstone acquired in the Novo Acquisition, for approximately $500.0 million (the “NOG Divestiture” and, together with the Novo Acquisition, the “Novo Transactions”). In consideration of the Novo Transactions, Earthstone paid aggregate cash consideration of approximately $1.4 billion, which was funded through a combination of cash, including the cash proceeds received pursuant to the NOG Divestiture, and borrowings under Earthstone’s credit facility.

We refer herein to the Earthstone Merger, after giving effect to the Novo Transactions for historical periods as applicable, as the “Earthstone Transactions.”

Pro forma presentation

This prospectus also includes and incorporates by reference certain “pro forma” financial data. As used herein and unless expressly provided otherwise, the term “pro forma” when used with respect to any financial data refers to the historical data of the Company, as adjusted as described herein. Specifically, the pro forma financial data for the year ended December 31, 2023 gives effect to the Earthstone Transactions as if they had been consummated on January 1, 2022. Such pro forma financial data contains certain reclassification adjustments to conform the respective historical Novo and Earthstone financial statement presentation to the Company’s financial statement presentation.

The pro forma financial data is presented for illustrative purposes only and should not be relied upon as an indication of the financial condition that would have been achieved if the Earthstone Transactions had taken place on the specified dates. In addition, future results may vary significantly from the results reflected in such pro forma financial data and should not be relied on as an indication of future results. See our unaudited pro forma combined statement of operations and the related notes thereto incorporated by reference herein for additional information.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included or incorporated by reference herein regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference herein, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in “Risk Factors” or incorporated by reference in this prospectus supplement and the accompanying base prospectus . Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations will prove to have been correct.

Forward-looking statements may include statements about:

•

volatility of oil, natural gas and natural gas liquid (“NGLs”) prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries, such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil, natural gas and NGLs;

•	political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;

•	our business strategy and future drilling plans;

•	our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;

•	our drilling prospects, inventories, projects and programs;

•	our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;

•	the timing and amount of our future production of oil, natural gas and NGLs;

•	our ability to identify, complete and effectively integrate acquisitions of properties, assets or businesses;

•	the timing and terms of the Bolt-On Acquisition (as defined below) and the Concurrent Refinancing Transactions (as defined below);

•	our hedging strategy and results;

•	our competition;

•	our ability to obtain permits and governmental approvals;

•	our compliance with government regulations, including those related to climate change as well as environmental, health and safety regulations and liabilities thereunder;

•	our pending legal matters;

•	the marketing and transportation of our oil, natural gas and NGLs;

S-iv

•	our leasehold or business acquisitions;

•	cost of developing or operating our properties;

•	our anticipated rate of return;

•	general economic conditions;

•	weather conditions in the areas where we operate;

•	credit markets;

•	our ability to make dividends, distributions and share repurchases;

•	uncertainty regarding our future operating results; and

•	our plans, objectives, expectations and intentions contained, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, natural gas and NGLs. Factors which could cause our actual results to differ materially from the results contemplated by forward-looking statements include, but are not limited to:

•	commodity price volatility (including regional basis differentials);

•

uncertainty inherent in estimating oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;

•	geographic concentration of our operations;

•	lack of availability of drilling and production equipment and services;

•	lack of transportation and storage capacity as a result of oversupply, government regulations or other factors;

•

risks related to the Bolt-On Acquisition and the Concurrent Refinancing Transactions, including the risk that we may fail to complete the Bolt-On Acquisition or the Concurrent Refinancing Transactions on the terms and timing currently contemplated or at all, and/or to realize the expected benefits of the Bolt-On Acquisition or the Concurrent Refinancing Transactions;

•	competition in the oil and natural gas industry for assets, materials, qualified personnel and capital;

•	drilling and other operating risks;

•	environmental and climate related risks, including seasonal weather conditions;

•

regulatory changes, including those that may result from the U.S. Supreme Court’s recent decision overturning the Chevron deference doctrine and that may impact environmental, energy, and natural resources regulation;

•	restrictions on the use of water, including limits on the use of produced water and potential restrictions on the availability to water disposal facilities;

•	availability to cash flow and access to capital;

•	inflation;

•	changes in our credit ratings or adverse changes in interest rates;

•	changes in the financial strength of counterparties to our credit agreement and hedging contracts;

S-v

•	the timing of development expenditures;

•

political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, including the conflict in Israel and its surrounding areas, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage;

•	changes in local, regional, national, and international economic conditions;

•

security threats, including evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, third-party service provider failures, malicious software, data privacy breaches by employees, insiders or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and

•

the other risks described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, incorporated herein by reference.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus supplement or the accompanying base prospectus, or incorporated by reference herein, occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included or incorporated by reference in this prospectus supplement and the accompanying base prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement.

S-vi

SUMMARY

This summary highlights information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock.

Our SEC reserve estimates as of December 31, 2023 presented in, and incorporated by reference into, this prospectus supplement and the accompanying base prospectus are based on a report prepared by Netherland, Sewell & Associates, Inc., our independent reserve engineer. We refer to such reports herein as the “reserve report.”

Overview

We are an independent oil and natural gas company focused on driving sustainable returns through the responsible acquisition, optimization and development of high-return oil and natural gas properties. Our principal business objective is to deliver leading shareholder returns by leveraging our high-quality asset base and technical expertise to efficiently develop our oil and natural gas assets in an environmentally and socially responsible way. We intend to drive disciplined production growth through optimized development of our assets with the overall objective of improving our rates of return, generating sustainable free cash flow, maintaining a strong and flexible balance sheet and maximizing returns to our shareholders. We also look for opportunities to add to our portfolio of high-return, long-life inventory through accretive acquisitions that meet our strategic and financial objectives.

Our assets are concentrated in the core of the Permian Basin and consist of large, contiguous acreage blocks in West Texas and New Mexico. As of March 31, 2024, we had over 400,000 net leasehold acres and approximately 75,000 net royalty acres. Approximately 70% of our total acreage is located in Texas and the remaining 30% is located in New Mexico.

Recent Developments

Bolt-On Acquisition

On July 27, 2024, OpCo, as buyer, entered into a purchase and sale agreement (the “Bolt-On Acquisition Agreement”) with certain affiliates of Occidental Petroleum Corporation (collectively, the “Sellers”), pursuant to which OpCo will acquire oil and gas properties, interests and related assets owned by the Sellers (the “Bolt-On Acquisition”) for total consideration of $817.5 million in cash, subject to certain customary post-closing purchase price adjustments. The Bolt-On Acquisition includes approximately 29,500 net acres, 9,900 net royalty acres and expected net production for the three months ended December 31, 2024 of 15,000 Boe/d predominately in locations directly offset to the Company’s existing position in Reeves County, Texas (27,500 net acres), in addition to Eddy County, New Mexico (2,000 net acres). We intend to fund the cash consideration for the Bolt-On Acquisition with cash on hand, a portion of the net proceeds of this offering and a portion of the net proceeds of the Concurrent Notes Offering (as defined below).

The Bolt-On Acquisition Agreement contains customary representations and warranties, covenants and indemnification provisions and has an effective date of July 1, 2024. We expect the Bolt-On Acquisition to close during the third quarter of 2024, subject to satisfaction of customary closing conditions. This offering is not conditioned on the consummation of the Bolt-On Acquisition, and the Bolt-On Acquisition is not conditioned on the consummation of this offering.

Concurrent Refinancing Transactions

Concurrently with this offering, Permian Resources Operating, LLC, a Delaware limited liability company and a subsidiary of the Company (“OpCo”), intends to offer to qualified institutional buyers and non-U.S. persons outside of the U.S., in an offering exempt from registration under the Securities Act, $750 million aggregate principal amount of senior notes due 2033 (the “2033 Notes”) (the “Concurrent Notes Offering”). Additionally, concurrently with the Concurrent Notes Offering, OpCo intends to commence an offer to purchase (the “Tender Offer”) for cash any and all of its outstanding 7.75% senior notes due 2026 (the “2026 7.75% Senior Notes”), of which $300.0 million aggregate principal amount is currently outstanding. The consummation of the Tender Offer is conditioned on closing of the Concurrent Notes Offering, but the closing of the Concurrent Notes Offering is not conditioned on the consummation of the Tender Offer. Subject to completion of the Tender Offer, OpCo intends to redeem all 2026 7.75% Senior Notes not purchased in the Tender Offer on or about February 15, 2025 at a redemption price of 100.00% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (the “Redemption” and together with the Concurrent Notes Offering and the Tender Offer, the “Concurrent Refinancing Transactions”). OpCo intends to use a portion of the remaining proceeds from the Concurrent Notes Offering to complete the Redemption.

We estimate that we will receive net proceeds from the Concurrent Notes Offering of approximately $740.7 million, a portion of which we intend to use to partially fund the aggregate purchase price of the Bolt-On Acquisition as discussed in “Use of Proceeds.” The 2033 Notes are being offered in the Concurrent Notes Offering by means of a separate offering memorandum and not by means of this prospectus supplement. We cannot assure you that the Concurrent Notes Offering will be completed or, if completed, on what terms it will be completed. This offering is not conditioned on the consummation of the Concurrent Refinancing Transactions, and the Concurrent Refinancing Transactions are not conditioned upon this offering.

Redemption of 6.875% senior notes due 2027

On April 5, 2024, we redeemed all of our outstanding $356.4 million aggregate principal amount of 6.875% senior notes due 2027, at a redemption price of 100% of the principal amount of such notes, plus accrued unpaid interest, using cash on hand and borrowings under our credit facility (such redemption and the use of funds in connection therewith, the “April Notes Redemption”).

May Secondary Offering and OpCo Unit Repurchase

On May 15, 2024, certain affiliates of EnCap Investments L.P., NGP Energy Capital Management, L.L.C., Pearl Energy Investments, Riverstone Investment Group LLC and a certain member of the Company’s Board of Directors (collectively, the “Selling Stockholders”) completed a secondary offering of an aggregate of 51,765,000 shares of our Class A common stock (the “May Secondary Offering”).

Concurrently with the closing of the May Secondary Offering, the Company purchased from certain of the Selling Stockholders an aggregate 1,800,000 common units representing limited liability company interests in OpCo (“OpCo Units” and such purchase, the “OpCo Unit Repurchase”), and canceled a corresponding number of shares of Class C common stock held by such Selling Stockholders.

Preliminary Second Quarter 2024 Information

As of the date of this prospectus, we have not finalized our financial and operational results for the three months ended June 30, 2024. However, based on preliminary information, we estimate that, for the three months ended June 30, 2024, our crude oil average production ranged from approximately 152.1 to 153.6 MBbls/d. Similarly, we estimate that our total cash capital expenditures ranged from approximately $511 million to $522 million and our total controllable cash costs, which we define as lease operating expenses, gathering, processing and transportation costs and cash general and administrative expenses, ranged from approximately $7.41 to $7.49 per Boe for the three months ended June 30, 2024.

These preliminary estimates are derived from our internal records and are based on the most current information available to our management. These estimates are preliminary and inherently uncertain. Our normal reporting processes with respect to the foregoing preliminary estimates have not been fully completed. Our independent auditors have not completed an audit or review of such preliminary estimates. During the course of our and their review on these preliminary estimates, we could identify items that would require us to make adjustments and that may affect our final results. Any such adjustments could be material. These preliminary estimates should not be viewed as indicative of our financial condition or results as of or for any future period. Actual results could differ from the estimates, trends and expectations discussed herein, and such differences could be material.

Principal Executive Offices

Our principal executive offices are located at 300 N. Marienfeld St., Suite 1000, Midland, TX 79701, and our telephone number is (432) 695-4222. Our website is www.permianres.com. Our periodic reports and other information filed with or furnished to the SEC are available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except for information specifically incorporated by reference into this prospectus supplement or the accompanying base prospectus that may be accessed from our website, the information on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus supplement or the accompanying base prospectus.

The Offering

Class A common stock offered by us	26,500,000 shares.

Class A common stock outstanding immediately after this offering	701,604,392 shares.

Class C common stock outstanding immediately after this offering	100,680,108 shares.

Use of proceeds	We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $ million of net proceeds from this offering. We intend to use a portion of the net proceeds from this offering, along with cash on hand and a portion of the net proceeds of the Concurrent Notes Offering, to fund the aggregate purchase price for the Bolt-On Acquisition. This offering is not conditioned on the consummation of the Bolt-On Acquisition or the Concurrent Refinancing Transactions. There can be no assurance that we will consummate the Bolt-On Acquisition or the Concurrent Refinancing Transactions on the terms described herein or at all. If the Bolt-On Acquisition is not consummated, or if there are any remaining net proceeds from this offering following its consummation, we intend to use such net proceeds for general corporate purposes, including potential future acquisitions. Please read “Use of Proceeds.”

Dividend Policy	On May 7, 2024, we announced that our board of directors declared a quarterly base cash dividend of $0.06 per share of Class A common stock and a quarterly base cash distribution of $0.06 per OpCo Unit. Additionally, our board of directors declared a quarterly variable cash dividend of $0.14 per share of Class A common stock and a quarterly variable cash distribution of $0.14 per OpCo Unit. The dividend was paid on May 29, 2024 to shareholders of record as of May 21, 2024. Future dividend payments will depend on our level of earnings, financial requirements and other factors and will be subject to approval by our board of directors, applicable law and the terms of our existing debt documents.

NYSE symbol	“PR.”

Risk factors	Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement, page 5 of the accompanying base prospectus dated May 24, 2024 and page 26 of our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of certain risks you should consider before investing in our Class A common stock.

Voting rights

The holders of our common stock are entitled to elect directors but will not have cumulative voting rights in the election of directors. Holders of our common stock will otherwise be entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of our Class A common stock and Class C common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. See the section titled “Description of Common Stock.”

The number of shares of our Class A common stock and Class C common stock to be outstanding after this offering is based on the number of shares of our Class A common stock and Class C common stock, respectively, outstanding as of July 26, 2024.

Summary Historical and Pro Forma Financial Data

The following tables show summary historical and pro forma financial data for the periods and as of the dates indicated. The summary historical financial data as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 were derived from the audited consolidated financial statements of the Company incorporated by reference herein. The summary historical financial data as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 were derived from the unaudited consolidated financial statements of the Company incorporated by reference herein.

The unaudited pro forma historical financial data for the year ended December 31, 2023 was derived from the unaudited pro forma combined statement of operations of the Company incorporated by reference herein, which has been prepared from the respective historical consolidated financial statements of the Company, Earthstone and Novo, as applicable, for the year ended December 31, 2023, for the nine months ended September 30, 2023 and for the six months ended June 30, 2023, respectively. Pro forma financial data for the year ended December 31, 2023 gives effect to the Earthstone Transactions as if they had been consummated on January 1, 2022. Pro forma financial data contains certain reclassification adjustments to conform the respective historical Novo and Earthstone financial statement presentation to the Company’s financial statement presentation. See “Basis of presentation—Pro forma presentation.”

The pro forma financial data included or incorporated by reference in this prospectus is presented to reflect the Earthstone Transactions for illustrative purposes only. If the Earthstone Transactions had occurred in the past, our financial results might have been materially different from those presented in the pro forma financial data. The pro forma financial data should not be relied upon as an indication of financial results that would have been achieved if the Earthstone Transactions contemplated herein had taken place on the specified date. For additional information regarding the pro forma financial data included or incorporated by reference herein, see our unaudited pro forma combined statement of operations, together with the related notes thereto, as filed on February 29, 2024 in our Annual Report on Form 10-K, as incorporated by reference herein.

Neither the historical nor pro forma financial results are necessarily indicative of our future results. The summary financial data presented below are qualified in their entirety by reference to, and should be read in conjunction with, the historical and pro forma financial statements and related notes incorporated by reference herein.

	Historical					Pro Forma
	Three Months Ended March 31,		Year Ended December 31,			Year Ended December 31, 2023
	2024	2023	2023	2022	2021
(in thousands)	(unaudited)					(unaudited)
Statement of operations data:
Operating revenues
Oil and gas sales	$1,242,999	$616,268	$3,120,893	$2,131,265	$1,029,892	$4,769,673
Operating expenses
Lease operating expenses	168,671	74,532	373,772	171,867	106,419	643,514
Severance and ad valorem taxes	96,166	48,509	240,762	155,724	67,140	376,781
Gathering, processing and transportation expenses	39,055	15,482	89,282	97,915	85,896	130,748
Depreciation, depletion and amortization	410,179	188,219	1,007,576	444,678	289,122	1,456,089
General and administrative expenses	37,373	35,474	161,855	159,554	110,454	224,402

	Historical					Pro Forma
	Three Months Ended March 31,		Year Ended December 31,			Year Ended December 31, 2023
	2024	2023	2023	2022	2021
(in thousands)	(unaudited)					(unaudited)
Merger and integration expense	11,123	13,299	125,331	77,424	—	18,440
Impairment and abandonment expense	20	245	6,681	3,875	32,511	7,535
Exploration and other expenses	11,488	4,374	19,337	11,378	7,883	25,821

Total operating expenses	774,075	380,134	2,024,596	1,122,415	699,425	2,883,330
Net gain (loss) on sale of long-lived assets	112	66	211	(1,314)	34,168	211
Proceeds from terminated sale of assets	—	—	—	—	5,983	—

Income from operations	469,036	236,200	1,096,508	1,007,536	370,618	1,886,554
Other income (expense)
Interest expense	(72,587)	(36,777)	(177,209)	(95,645)	(61,288)	(290,314)
Gain (loss) on extinguishment of debt	—	—	—	—	(22,156)	—
Net gain (loss) on derivative instruments	(121,129)	54,512	114,016	(42,368)	(148,825)	17,728
Other income (expense)	3,232	120	2,333	609	395	1,815

Total other income (expense)	(190,484)	17,855	(60,860)	(137,404)	(231,874)	(270,771)

Income before income taxes	278,552	254,055	1,035,648	870,132	138,744	1,615,783
Income tax expense	(48,957)	(34,254)	(155,945)	(120,292)	(569)	(235,327)

Net income	229,595	219,801	879,703	749,840	138,175	1,380,456
Less: Net income attributable to noncontrolling interest	(83,020)	(117,681)	(403,397)	(234,803)	—	(483,556)

Net income attributable to Class A common stock	$146,575	$102,120	$476,306	$515,037	$138,175	$896,900

	Historical
	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022	2021
(in thousands)	(unaudited)
Balance sheet data (at period end):
Cash and cash equivalents	$12,692		$73,290	$59,545
Total property and equipment, net	14,205,577		14,079,756	7,889,399
Total assets	15,081,309		14,965,578	8,492,592
Long-term debt, net	3,909,418		3,848,781	2,140,798
Total liabilities	5,733,113		5,735,830	2,836,296
Noncontrolling interest	2,390,115		2,893,651	2,720,548
Total equity	9,348,196		9,229,748	5,656,296
Net cash provided by (used in):
Operating activities	$647,598	$438,213	$2,213,499	$1,371,671	$525,619
Investing activities	(619,348)	(292,128)	(1,578,379)	(1,205,049)	(226,476)
Financing activities	(88,835)	(189,863)	(631,188)	(106,625)	(297,547)

	Historical
	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022	2021
(in thousands)	(unaudited)
Non-GAAP financial measures(1):
Adjusted EBITDAX	$921,405	$498,833	$2,432,842	$1,516,294	$584,573
Adjusted operating cash flow	$843,574	$460,842	$2,246,601	$1,426,741	$528,171
Adjusted Free Cash Flow	$323,951	$145,557	$721,702	$655,164	$208,531

(1)

See “—Non-GAAP financial measures” for definitions of Adjusted EBITDAX, Adjusted operating cash flow and Adjusted free cash flow and reconciliations to the nearest comparable U.S. generally accepted accounting principles (“GAAP”) metric.

Non-GAAP financial measures

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A common stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and other non-recurring items. Adjusted EBITDAX is not a measure of net income, or any other performance metric, as determined in accordance with GAAP.

Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Adjusted operating cash flow and Adjusted free cash flow

Adjusted operating cash flow and Adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, merger and integration and other non-recurring charges, and estimated tax distributions to our noncontrolling interest owners. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at Adjusted free cash flow.

Our management believes Adjusted operating cash flow and Adjusted free cash flow are useful indicators of our ability to internally fund our future exploration and development activities, to service our existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or our merger and integration and other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding our capital expenditures paid for the period. We believe that these measures, as so adjusted, present meaningful indicators of our actual sources and uses of capital associated with our operations conducted during the applicable period. Our computations of Adjusted operating cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and Adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.

Adjusted EBITDAX, Adjusted operating cash flow and Adjusted free cash flow are not financial measures that are determined in accordance with GAAP and should be read in conjunction with the information contained in our consolidated financial statements prepared in accordance with GAAP.

The following tables present a reconciliation of Adjusted EBITDAX to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, and Adjusted operating cash flow and Adjusted free cash flow to net cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Historical
	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022	2021
(in thousands)	(unaudited)
Net income attributable to Class A common stock	$146,575	$102,120	$476,306	$515,037	$138,175
Net income attributable to noncontrolling interest	83,020	117,681	403,397	234,803	—
Interest expense	72,587	36,777	177,209	95,645	61,288
Income tax expense	48,957	34,254	155,945	120,292	569
Depletion, depreciation and amortization	410,179	188,219	1,007,576	444,678	289,122
Impairment and abandonment expense	20	245	6,681	3,875	32,511
(Gain) loss on extinguishment of debt	—	—	—	—	22,156
Non-cash derivative (gain) loss	128,474	(14,777)	(14,606)	(77,737)	16,700
Stock-based compensation expense(1)	9,094	16,707	75,877	89,585	56,320
Exploration and other expenses	11,488	4,374	19,337	11,378	7,883
Merger and integration expense	11,123	13,299	125,331	77,424	—
Proceeds from terminated sale of assets	—	—	—	—	(5,983)

(Gain) loss on sale of long- lived assets	(112)	(66)	(211)	1,314	(34,168)

Adjusted EBITDAX (non-GAAP)	$921,405	$498,833	$2,432,842	$1,516,294	$584,573

(1)

Includes stock-based compensation for equity awards and also for cash-based liability awards that have not yet been settled in cash, both of which relate to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

	Historical
	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022	2021
(in thousands)	(unaudited)
Net cash provided by operating activities	$647,598	$438,213	$2,213,499	$1,371,671	$525,619
Changes in working capital:
Accounts receivable	85,138	1,503	(36,336)	66,824	21,475
Prepaid and other assets	(5,350)	1,016	27,267	1,751	(2,907)
Accounts payable and other liabilities	98,911	6,811	(83,160)	(90,929)	(16,016)

	Historical
	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022	2021
(in thousands)	(unaudited)
Merger and integration expense & other	17,612	13,299	125,331	77,424	—
Estimated tax distribution to noncontrolling interest owners(1)	(335)	—	—	—	—

Adjusted operating cash flow (non-GAAP)	843,574	460,842	2,246,601	1,426,741	528,171
Less: total cash capital expenditures	(519,623)	(315,285)	(1,524,899)	(771,577)	(319,640)
Adjusted free cash flow (non-GAAP)	$323,951	$145,557	$721,702	$655,164	$208,531

(1)

Reflects estimated future distributions to noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of three months ended March 31, 2024.

Summary historical reserve estimates

The following table presents, as of December 31, 2023, summary data with respect to our estimated net proved oil and natural gas reserves. The reserve estimates attributable to our properties as of December 31, 2023 presented in the table below are based on the reserve report prepared by Netherland, Sewell & Associates, Inc. All of these reserve estimates were prepared in accordance with the SEC’s rules regarding oil and natural gas reserve reporting that are currently in effect.

As of December 31, 2023(1)
Proved developed reserves:
Oil (MBbls)	271,328
Natural gas (MMcf)	1,441,914
NGLs (MBbls)	192,368

Total proved developed reserves (MBoe) (2)	704,015
Proved undeveloped reserves:
Oil (MBbls)	122,008
Natural gas (MMcf)	324,176
NGLs (MBbls)	45,046

Total proved undeveloped reserves (MBoe) (2)	221,083
Total proved reserves:
Oil (MBbls)	393,336
Natural gas (MMcf)	1,766,090
NGLs (MBbls)	237,414

Total proved reserves (MBoe) (2)	925,098
Proved developed reserves %	76%
Proved undeveloped reserves %	24%

As of December 31, 2023(1)
Reserve values (in millions):
Standardized measure of discounted future net cash flows	$9,526.2
Discounted future income tax expense	1,581.5

Total proved PV-10 (3)	$11,107.7

(1)

Our reserves and pre-tax present value discounted at ten percent (“PV-10”) were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. For oil and NGL volumes, the average West Texas Intermediate posted price of $74.70 per barrel of oil (“Bbl”) as of December 31, 2023 was adjusted for items such as quality, transportation fees and market differentials. For natural gas volumes, the average Henry Hub Index spot price of $2.64 per million British thermal unit (“MMBtu”) as of December 31, 2023 was similarly adjusted for items such as energy content, transportation fees and market differentials. All prices were held constant throughout the lives of the properties. The average adjusted product prices over the remaining lives of the properties are $77.05 per Bbl, $1.63 per thousand cubic feet (“Mcf”) of natural gas and $24.95 per Bbl of NGLs as of December 31, 2023.

(2)	Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil equivalent (“Boe”).
(3)

Total proved PV-10 is a supplemental non-GAAP financial measure as defined by the SEC and is derived from the standard measure of discounted future net cash flows (the “standardized measure”), which is the most directly comparable GAAP financial measure. PV-10 is computed on the same basis as the standardized measure but without deducting future income taxes. We believe PV-10 is a useful measure for investors when evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our PV-10 as a basis for comparison of the relative size and value of our proved reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. However, PV-10 is not a substitute for the standardized measure. Our PV-10 and standardized measure do not purport to present the fair value of our proved oil, NGL and natural gas reserves.

RISK FACTORS

The shares of our Class A common stock offered by this prospectus supplement and the accompanying base prospectuses involve a high degree of risk. You should read carefully the risks and uncertainties described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, each of which is incorporated herein by reference, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference, in evaluating an investment in our Class A common stock. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our Class A common stock, you should also refer to the other information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this offering and our Class A common stock

The prevailing market price of shares of our Class A common stock may be volatile.

The prevailing market price of shares of our Class A common stock may fluctuate due to a variety of factors, including:

•	general market conditions, including fluctuations in commodity prices and high interest rates and related changes in monetary policy;

•	our operating and financial performance;

•	the number of identified drilling locations and our reserves estimates;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues, capital expenditures, production and unit costs;

•	the public reaction to our press releases (including press releases relating to this offering), our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our Class A common stock;

•	sales of our Class A common stock by us or other stockholders or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	domestic and international economic, geopolitical, legal and regulatory factors unrelated to our performance;

•

general economic and political conditions, such as the effects of the Coronavirus Disease 2019 pandemic, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism, including the armed conflict in Ukraine, the Israel-Gaza region and recent tensions elsewhere in the Middle East; and

•	the realization of any risks described in this “Risk Factors” section or in the “Risk Factors” section in our most recent Annual Report on Form 10-K, incorporated by reference herein.

These market and industry factors may materially reduce the prevailing market price of shares of Class A common stock regardless of our operating performance.

We may not consummate the Bolt-On Acquisition or the Concurrent Refinancing Transactions, and this offering is not conditioned on the consummation of the Bolt-On Acquisition or the Concurrent Refinancing Transactions.

We intend to use a portion of the net proceeds from this offering, along with cash on hand and a portion of the net proceeds from the Concurrent Notes Offering, to fund the aggregate purchase price for the Bolt-On Acquisition, as described under “Summary—Recent Developments.” However, we may not consummate the Bolt-On Acquisition, which is subject to the satisfaction of customary closing conditions. There can be no assurance that such conditions will be satisfied or that the Bolt-On Acquisition will be consummated. Further, we may not consummate any or all of the Concurrent Refinancing Transactions, which are subject to market conditions and other factors.

This offering is not conditioned on the consummation of the Bolt-On Acquisition or the Concurrent Refinancing Transactions. Therefore, upon the closing of this offering, you will become a holder of our Class A common stock regardless of whether the Bolt-On Acquisition and the Concurrent Refinancing Transactions are consummated, delayed or terminated. If the Bolt-On Acquisition or the Concurrent Refinancing Transactions are delayed or terminated, the price of our Class A common stock may decline to the extent that the current market price of our Class A common stock reflects a market assumption that the Bolt-On Acquisition and the Concurrent Refinancing Transactions will be consummated on the terms described herein.

If the Bolt-On Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds from this offering and could apply the proceeds in ways that you or other stockholders may not approve. In addition, if the Concurrent Refinancing Transactions are not consummated, our management will have broad discretion in the source of funds for the remaining purchase price for the Bolt-On Acquisition, and could draw upon such other sources of funds in ways that you or other stockholders may not approve. In either event, the market price of our Class A common stock could be adversely affected.

If the Bolt-On Acquisition is consummated, we may be unable to successfully integrate the operations of the assets acquired in or to realize anticipated cost savings, revenues or other benefits of the Bolt-On Acquisition.

Our ability to achieve the anticipated benefits of the Bolt-On Acquisition, if consummated, will depend in part upon whether we can integrate the assets and operations acquired in the Bolt-On Acquisition into our existing business in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The successful acquisition of producing properties, including those acquired in the Bolt-On Acquisition, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs and potential environmental and other liabilities; and

•	regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed, and will continue to perform, a review of the subject properties, including properties that are subject to certain customary acreage swaps in process, that we believe to be generally consistent with industry practices. Our review may not reveal all existing or potential problems or permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even if problems are identified, the contractual protection provided with respect to all or a portion of the underlying deficiencies may prove ineffective or insufficient. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the acquired properties will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of the Bolt-On Acquisition will materialize. Acquisitions, including the Bolt-On Acquisition, and other strategic transactions may involve other risks that may cause our business to suffer, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired assets and operations with those of ours while carrying on our ongoing business; and

•

the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent a right to receive, common stock. Any issuance of additional shares of our common stock or convertible securities will dilute the ownership interest of our common stockholders. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market, or the perception that these sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

As a result of the merger (the “Colgate Merger”) of Colgate Energy Partners III, LLC (“Colgate”) with OpCo in September 2022, we issued 269.3 million shares of our Class C common stock and a corresponding number of OpCo Units, which are redeemable on a one-for-one basis for shares of our Class A common stock at the election of the holder for no additional consideration, to former Colgate stockholders, including the NGP Stockholders and certain affiliates of Pearl Energy Investments. In addition, as a result of the Earthstone Merger, we issued 161.2 million and 49.5 million shares of Class A common stock and Class C common stock, respectively, to former Earthstone stockholders. These stockholders may decide not to hold the shares of Class A common stock or Class C common stock and OpCo Units, as applicable, and these sales (or the perception that these sales may occur) could have the effect of depressing the market price for our common stock.

In addition, pursuant to the Registration Rights Agreement (as defined below) we entered into with the parties listed on the signature pages thereto in connection with the Earthstone Merger, at any of such holders’ election, we are generally required, subject to certain limitations, to assist them in a secondary offering and sale of the shares of Class A common stock they hold (or may hold in the future upon the exercise of their Redemption Right, as applicable) in accordance with the Registration Rights Agreement. Any such sales of shares of Class A common stock by such holders, or expectations thereof, could similarly have the effect of depressing the market price for our Class A common stock.

The declaration of dividends and any repurchases of our common stock are each within the discretion of our board of directors based upon a review of relevant considerations, and there is no guarantee that we will pay any dividends on or repurchase shares of our common stock in the future or at levels anticipated by our stockholders.

Dividends, whether fixed or variable, and stock repurchases are authorized and determined by our board of directors in its sole discretion and depend upon a number of factors, including the Company’s financial results, cash requirements and future prospects, restrictions in our debt agreements, as well as such other factors deemed relevant by our board of directors. In September 2022 at the closing of the Colgate Merger, we announced an upsized $500 million stock repurchase program, but this repurchase program may be suspended from time to time, modified, extended or discontinued by our board of directors at any time. As of March 31, 2024, approximately $344.2 million remained available to purchase shares under our stock repurchase program. Similarly, any dividends, whether fixed or variable, we may declare in the future will be determined by our board of directors in its sole discretion. Any elimination of, or downward revision in, our stock repurchase program or dividend policy could have an adverse effect on the market price of our common stock.

USE OF PROCEEDS

We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $     million of net proceeds from this offering. We intend to use a portion of the net proceeds from this offering, along with cash on hand and a portion of the net proceeds of the Concurrent Notes Offering, to fund the aggregate purchase price for the Bolt-On Acquisition. This offering is not conditioned on the consummation of the Bolt-On Acquisition or the Concurrent Notes Offering. There can be no assurance that we will consummate the Bolt-On Acquisition on the terms described herein or at all. If the Bolt-On Acquisition is not consummated, or if there are any remaining net proceeds from this offering following its consummation, we intend to use such net proceeds for general corporate purposes, including potential future acquisitions. We may temporarily reduce the borrowings outstanding under our credit facility, pending the use of proceeds described in the previous sentence.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Fifth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (our “Bylaws”), each of which are incorporated by reference herein. We encourage you to read our Certificate of Incorporation and our Bylaws for additional information.

Authorized Capital Shares

Our authorized capital consists of 1,000,000,000 shares of Class A common stock, 500,000,000 shares of Class C common stock and 1,000,000 shares of preferred stock with a par value of $0.0001 per share (“Preferred Stock”). The outstanding shares of our Class A common stock are fully paid and nonassessable.

Voting Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, the holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Holders of our common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Our common stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Class A common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of the Class A common stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Listing

The Class A common stock is traded on the NYSE under the trading symbol “PR.”

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Certificate of Incorporation or our Bylaws or (D) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. In the event the Delaware Court of Chancery lacks subject matter jurisdiction, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation and Bylaws, described below, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.

•

Preferred Stock: Our Certificate of Incorporation authorizes us to issue up to 1,000,000 shares of Preferred Stock, at any time, and from time to time, to such persons for such consideration and on such terms and conditions as our Board of Directors shall determine, without any further vote or action by our stockholders. We are permitted to issue shares of Preferred Stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

•	Special Meetings: Special meetings of our stockholders may only be called by a majority vote of our Board of Directors, by our Chief Executive Officer or by the Chairman of our Board of Directors.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prevents us from engaging in any business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person) for a period of three years following the time that person becomes an interested stockholder unless:

•	before that person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

•

upon completion of the transaction that resulted in that person becoming an interested stockholder, that person owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock owned by persons who are directors and are also officers, and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

The provisions of Section 203 do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of Section 203. Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203, the statute will apply to business combinations involving us.

CAPITALIZATION

The following table sets forth the Company’s cash and cash equivalents and capitalization as of March 31, 2024:

•	on an actual basis;

•	as adjusted to give effect the OpCo Unit Repurchase, the May Secondary Offering and the April Notes Redemption, as if they had occurred on March 31, 2024; and

•	as further adjusted to give effect to this offering and the Concurrent Refinancing Transactions (assuming all 2026 7.75% Notes are purchased in the Tender Offer).

The following table does not give effect to the Bolt-On Acquisition.

	As of March 31, 2024
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Cash and cash equivalents(1)(2)(3)	$12,692	$—	$

Long-term debt:
Credit facility due 2027(1)(3)(4)	60,000	433,215
5.375% senior notes due 2026(5)	289,448	289,448		289,448
7.75% senior notes due 2026(5)(6)	300,000	300,000		—
6.875% senior notes due 2027(3)(5)	356,351	—		—
8.000% senior notes due 2027(5)	550,000	550,000		550,000
3.25% convertible senior notes due 2028 (5)	170,000	170,000		170,000
5.875% senior notes due 2029 (5)	700,000	700,000		700,000
9.875% senior notes due 2031 (5)	500,000	500,000		500,000
7.000% senior notes due 2032 (5)	1,000,000	1,000,000		1,000,000
% senior notes due 2033 (5)	—	—		750,000
Unamortized debt issuance costs (3)(6)	(22,340)	(20,069)		(29,366)
Unamortized debt (discount)/premium (3)(6)	5,959	7,163		7,163

Total long-term debt, net	3,909,418	3,929,757		3,937,244
Stockholders’ equity:
Common stock, $0.001 par value, 1,500,000,000 shares authorized:
Class A: 587,622,487 shares issued and 582,262,542 outstanding, actual; 629,377,573 shares issued and 624,017,628 shares outstanding, as adjusted; 655,877,573 shares issued and 650,517,628 shares outstanding, as further adjusted (4)	59	63
Class C: 187,607,059 shares issued and outstanding, actual; and 144,051,973 shares issued and outstanding as adjusted and as further adjusted (4)	19	15		15
Additional paid-in capital (4)	6,331,073	6,902,071
Retained earnings (accumulated deficit)(3)	626,930	623,455

Total shareholders’ equity (4)	6,958,081	7,525,604
Noncontrolling interest	2,390,115	1,820,666		1,820,666

Total equity	9,348,196	9,346,270

Total capitalization	$13,257,614	$13,276,027	$

(1)

As of June 30, 2024, we had approximately $47.8 million of cash and cash equivalents and approximately $375.0 million borrowings outstanding under our five-year secured revolving credit facility (the “credit facility”), with $2.1 billion of borrowing capacity under the credit facility (net of $5.6 million in outstanding letters of credit).

(2)

As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering, along with cash on hand and a portion of the proceeds from the Concurrent Notes Offering, to fund the aggregate purchase price of the Bolt-On Acquisition. However, the Bolt-On Acquisition remains subject to certain conditions to closing. In the event that the Bolt-On Acquisition is not completed, the net proceeds from this offering will be used for general corporate purposes, including potential future acquisitions.

(3)

On April 5, 2024, we completed the April Notes Redemption at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, up to, but excluding the date of redemption. All unamortized debt issuance costs and debt discount were recognized as a loss from extinguishment. The April Notes Redemption was funded with cash on hand and borrowings under our credit facility.

(4)

In connection with the May Secondary Offering, approximately 41.8 million OpCo Units and a corresponding number of shares of Class C common stock were exchanged for shares of Class A common stock. Concurrently with the May Secondary Offering, we completed the OpCo Unit Repurchase, which was funded by borrowings under our credit facility.

(5)	Shown at principal amount.
(6)	Concurrently with this offering, we commenced the Tender Offer. See “Summary—Recent Developments—Concurrent Refinancing Transactions” and “Use of Proceeds.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF

OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

Distributions of cash or other property on our Class A common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale or Other Taxable Disposition of Class A Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any distributions paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the

non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on gross proceeds from sales or other dispositions of shares of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

INVESTMENT IN PERMIAN RESOURCES CORPORATION BY EMPLOYEE BENEFIT PLANS

The following is a summary of certain considerations associated with the purchase and holding of our Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our Class A common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of our Class A common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•

whether the acquisition or holding of the shares of Class A common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below); and

•

whether the Plan will be considered to hold, as plan assets, (i) only shares of Class A common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of

ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The purchase and/or holding of Class A common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, Class A common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

•

the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

•

the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

•

there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

The foregoing discussion of issues arising for investments by employee benefit plans under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive and is based on laws in effect on the date of this prospectus. This discussion should not be construed as legal advice. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons contemplating purchasing and/or holding our Class A common stock on behalf of, or with the assets of, any Plan should consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our Class A common stock. Purchasers of our Class A common stock have the exclusive responsibility for ensuring that their purchase and holding of our Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of our Class A common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated    , 2024, we have agreed to sell to Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC (the “underwriters”) an aggregate 26,500,000 shares of Class A common stock.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in this offering if any are purchased.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to $     per share. After the initial offering of the shares of Class A common stock, the underwriters may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total
Underwriting Discounts and Commissions to be paid by us	$	$

We estimate that our out-of-pocket expenses for this offering will be approximately $    million. We have also agreed to reimburse the underwriters for certain of its expenses in an amount up to $10,000.

Our Class A common stock is listed on the NYSE under the symbol “PR.”

We have agreed that, subject to certain exceptions, we will not take any of the following actions: (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, pledge, grant any option, right or warrant to purchase, make any short sale, lend or otherwise transfer or dispose, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to any shares of our Class A common stock, OpCo Units, shares of our Class C common stock or any securities that are substantially similar to the foregoing or any options or warrants to purchase shares of our Class A common stock, OpCo Units or shares of our Class C common stock or any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Class A common stock, OpCo Units or shares of Class C common stock or substantially similar securities (the “Company Lock-Up Securities”), or publicly disclose the intention to undertake any of the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the

Company Lock-Up Securities, whether any such transaction described in the foregoing clause (i) or (ii) is to be settled by delivery of Company Lock-Up Securities, in cash or otherwise, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, for a period of 45 days after the date of this prospectus supplement.

Our officers (as such term is defined in Section 16 under the Exchange Act) and directors have agreed that, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, for a period of 45 days after the date of this prospectus supplement, subject to certain exceptions, they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our Class A common stock, or any options or warrants to purchase any shares of our Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our Class A common stock, whether owned at the date of such agreement or thereafter acquired, owned directly by such person (including holding as a custodian) or with respect to which such person has beneficial ownership within the rules and regulations of the SEC. Such restrictions also preclude such persons from engaging in any hedging or other transaction, including any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to such person’s shares of Class A common stock or with respect to any security that includes, relates to or derives any significant part of its value from such shares of Class A common stock, that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of such person’s shares of Class A common stock even if such shares of Class A common stock would be disposed of by someone other than such person.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. The underwriters may close out any covered short position by purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares pursuant to this offering. In the event of a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities)

and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State, except that Shares may be offered to the public in that Relevant State at any time:

•	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriters and us that it is a qualified investor within the meaning of Article 2 of the Prospectus Regulation.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For purposes of this provision, the expression “an offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the Company or the underwriters.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom, except that the shares may be offered to the public in the United Kingdom at any time:

•	to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares shall require us or the underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriters and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For purposes of this provision, the expression “an offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

The underwriters have acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of the corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification-In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, the Company has determined and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice PAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates

(including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our Class A common stock offered and registered hereby. This prospectus does not contain all of the information included in that registration statement and the exhibits and schedules thereto. For further information about us and the Class A common stock offered and registered hereby, you should refer to the registration statement and its exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. Certain information is also incorporated by reference in this prospectus as described under “—Incorporation by Reference.”

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, and the exhibits and schedules thereto can be downloaded from the SEC’s website. We also furnish our shareholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.permianres.com. You may access our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports, in each case filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus, and investors should not rely on such information in making a decision to purchase our Class A common stock.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. Any statement so modified or replaced will not be deemed, except as so modified or replaced, to constitute a part of this prospectus. Accordingly, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information furnished to, rather than filed with, the SEC):

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 8, 2024;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2024;

•	our Current Reports on Form 8-K filed with the SEC on September 19, 2023, November 8, 2023, March 4, 2024, March 6, 2024, May 1, 2024, May 15, 2024, May 22, 2024, June 6, 2024 and June 18, 2024; and

•

The description of our Class  A common stock included in our Registration Statement on Form 8-A, filed with the SEC on September 8, 2022, as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023, including any amendments or reports filed for the purpose of updating, changing or otherwise modifying such description.

You may request a free copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus at no cost, by writing or calling us at the following address:

Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, TX 79701

(432) 695-4222

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered by this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Latham & Watkins LLP, Houston, Texas will pass upon certain legal matters relating to the issuance and sale of the Class A common stock offered hereby on behalf of the underwriters.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of internal control over financial reporting as of December 31, 2023, incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2023, contains an explanatory paragraph that states the Company acquired Earthstone Energy, Inc. (“Earthstone”) during 2023, and management excluded from its assessment of the effectiveness of the Company’s and its subsidiaries’ internal control over financial reporting as of December 31, 2023, Earthstone’s internal control over financial reporting associated with 39% of total assets and 11% of total revenues included in the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2023. The audit of internal control over financial reporting of the Company and its subsidiaries also excluded an evaluation of the internal control over financial reporting of Earthstone.

The consolidated financial statements of Earthstone Energy, Inc., as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Permian Resources Corporation filed on September 19, 2023, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The combined consolidated financial statements of Novo Oil & Gas Holdings, LLC as of December 31, 2022 and 2021 and for the years then ended, incorporated in this prospectus by reference from the Current Report on Form 8-K of Permian Resources Corporation filed on September 19, 2023, have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such combined consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Estimates of our oil and natural gas reserves and related future net cash flows related to our properties as of December 31, 2023, 2022 and 2021 incorporated by reference herein were based upon a reserve report prepared by our independent petroleum engineer, Netherland, Sewell & Associates, Inc. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

PROSPECTUS

PERMIAN RESOURCES CORPORATION

Class A Common Stock

Preferred Stock

Warrants

Permian Resources Corporation (the “Company,” “we,” “us” or “our”) may offer and sell the following securities from time to time in one or more transactions and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings: (i) Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (ii) preferred stock, par value of $0.0001 per share (“Preferred Stock”), and (iii) warrants to purchase any of the other securities that may be sold under this prospectus. We refer to the Class A Common Stock, Preferred Stock and warrants as the “securities.”

This prospectus provides you with a general description of the securities offered hereby, including Class A Common Stock, and the general manner in which we will offer such securities. Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings, including at prevailing market prices or at prices negotiated with buyers. We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing such securities and the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “PR.”

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2024.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information, and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and is not an offer to sell or the solicitation of an offer to buy securities, in any jurisdiction, to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.permianres.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indentures and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. Any statement so modified or replaced will not be deemed, except as so modified or replaced, to constitute a part of this prospectus. Accordingly, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, in each case, any information furnished to, rather than filed with, the SEC):

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2024;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024;

•	Our Current Reports on Form 8-K filed with the SEC on September 19, 2023, November 8, 2023, March 4, 2024, March 6, 2024, May 1, 2024, May 15, 2024 and May 22, 2024; and

•

The description of our Class A Common Stock included in our Registration Statement on Form 8-A, filed with the SEC on September 8, 2022, as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023, including any amendments or reports filed for the purpose of updating, changing or otherwise modifying such description.

You may request a free copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus at no cost, by writing or calling us at the following address:

Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, TX 79701

(432) 695-4222

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Business Overview

We are an independent oil and natural gas company focused on driving sustainable returns through the responsible acquisition, optimization and development of high-return oil and natural gas properties. Our principal business objective is to deliver leading shareholder returns by leveraging our high-quality asset base and technical expertise to efficiently develop our oil and natural gas assets in an environmentally and socially responsible way. We intend to drive disciplined production growth through optimized development of our assets with the overall objective of improving our rates of return, generating sustainable free cash flow, maintaining a strong and flexible balance sheet and maximizing returns to our shareholders. We also look for opportunities to add to our portfolio of high-return, long-life inventory through accretive acquisitions that meet our strategic and financial objectives. Our assets are concentrated in the core of the Permian Basin and consist of large, contiguous acreage blocks in West Texas and New Mexico.

Principal Executive Offices

Our principal executive offices are located at 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, and our telephone number is (432) 695-4222. Our website is www.permianres.com. Our periodic reports and other information filed with or furnished to the SEC are available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or accessible through, our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact included or incorporated by reference herein regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and expectations of management are forward-looking statements. When used in this prospectus or the documents incorporated by reference herein, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in “Risk Factors” below or otherwise incorporated by reference into this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations will prove to have been correct.

Forward looking statements may include statements about:

•

volatility of oil, natural gas and natural gas liquid (“NGL”) prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries, such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil, natural gas and NGLs;

•	political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;

•	our business strategy and future drilling plans;

•	our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;

•	our drilling prospects, inventories, projects and programs;

•	our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;

•	the timing and amount of our future production of oil, natural gas and NGLs;

•	our ability to identify, complete and effectively integrate acquisitions of properties, assets or businesses;

•

our ability to realize the anticipated benefits and synergies from the merger (the “Earthstone Merger”) of the Company with Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), and its subsidiaries and effectively integrate the assets acquired in such transaction;

•	our hedging strategy and results;

•	our competition;

•	our ability to obtain permits and governmental approvals;

•	our compliance with government regulations, including those related to climate change as well as environmental, health and safety regulations and liabilities thereunder;

•	our pending legal matters;

•	the marketing and transportation of our oil, natural gas and NGLs;

•	our leasehold or business acquisitions;

•	cost of developing or operating our properties;

•	our anticipated rate of return;

•	general economic conditions;

•	weather conditions in the areas where we operate;

•	credit markets;

•	our ability to make dividends, distributions and share repurchases;

•	uncertainty regarding our future operating results; and

•	our plans, objectives, expectations and intentions contained in this prospectus and the applicable prospectus supplement that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, natural gas and NGLs. Factors which could cause our actual results to differ materially from the results contemplated by forward-looking statements include, but are not limited to:

•	commodity price volatility (including regional basis differentials);

•

uncertainty inherent in estimating oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;

•	geographic concentration of our operations;

•	lack of availability of drilling and production equipment and services;

•	lack of transportation and storage capacity as a result of oversupply, government regulations or other factors;

•	risks relating to the Earthstone Merger;

•	competition in the oil and natural gas industry for assets, materials, qualified personnel and capital;

•	drilling and other operating risks;

•	environmental and climate related risks, including seasonal weather conditions;

•	regulatory changes;

•	restrictions on the use of water, including limits on the use of produced water and potential restrictions on the availability to water disposal facilities;

•	availability to cash flow and access to capital;

•	inflation;

•	changes in our credit ratings or adverse changes in interest rates;

•	changes in the financial strength of counterparties to our credit agreement and hedging contracts;

•	the timing of development expenditures;

•

political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage;

•	changes in local, regional, national, and international economic conditions;

•

security threats, including evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and

•	the other risks described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and elsewhere, which are incorporated by reference into this prospectus.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus and the documents incorporated by reference herein occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus and the documents incorporated by reference herein are expressly qualified in their entirety by this cautionary note. This cautionary note should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we and management disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves a high degree of risk. You should read carefully the risks and uncertainties described in our most recently filed Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed after December 31, 2023 (other than, in each case, information furnished rather than filed), all of which are incorporated herein by reference, together with all of the other information included in this prospectus, any applicable prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of the Company’s capital stock is not complete and may not contain all the information you should consider before investing in the Company’s capital stock. This description is summarized from, and qualified in its entirety by reference to, our Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (the “Bylaws”), which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

The Company has authorized 1,501,000,000 shares of capital stock, consisting of (a) 1,500,000,000 shares of Common Stock, including (i) 1,000,000,000 shares of Class A Common Stock and (ii) 500,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock” and, together with Class A Common Stock, the “Common Stock”) and (b) 1,000,000 shares of Preferred Stock. The outstanding shares of our Class A Common Stock are fully paid and nonassessable.

In this summary description of capital stock, unless stated otherwise or the context clearly indicates otherwise, all references to “the Company” mean Permian Resources Corporation only, and not any of its subsidiaries.

Common Stock

Voting Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, the holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Holders of our Common Stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Class A Common Stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of the Class A Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences

Our Class A Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Class A Common Stock may not act by written consent.

Listing

The Class A Common Stock is traded on the NYSE under the trading symbol “PR.”

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Certificate of Incorporation or our Bylaws or (D) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. In the event the Delaware Court of Chancery lacks subject matter jurisdiction, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation and Bylaws, described below, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.

•

Preferred Stock: We are permitted to issue, without any further vote or action by our stockholders, shares of Preferred Stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

•	Special Meetings: Special meetings of our stockholders may only be called by a majority vote of our Board of Directors, by our Chief Executive Officer or by the Chairman of our Board of Directors.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prevents us from engaging in any business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person) for a period of three years following the time that person becomes an interested stockholder unless:

•	before that person became an interested stockholder, our Board of Directors approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

•

upon completion of the transaction that resulted in that person becoming an interested stockholder, that person owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock owned by persons who are directors and are also officers, and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

The provisions of Section 203 do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of Section 203. Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203, the statute will apply to business combinations involving us.

Issuances of Preferred Stock

Our Certificate of Incorporation authorizes us to issue up to 1,000,000 shares of Preferred Stock, at any time, and from time to time, to such persons for such consideration and on such terms and conditions as our Board of Directors shall determine.

Should we offer Preferred Stock under this prospectus, a prospectus supplement relating to each series of Preferred Stock offered will include the specific terms of the preferred shares of each such series, including, among other things, the following:

•	the designation, stated value and liquidation preference of the preferred shares and the number of preferred shares offered;

•	the initial public offering price at which the preferred shares will be issued;

•	any conversion or exchange provisions of the preferred shares;

•	any redemption or sinking fund provisions of the preferred shares;

•	any voting rights of the preferred shares;

•	any dividend rights of the preferred shares;

•	a discussion of any additional material federal income tax considerations regarding the preferred shares; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred shares.

The transfer agent, registrar and paying agent for the preferred shares will be designated in the applicable prospectus supplement.

Our Transfer Agent

The transfer agent for the Company’s Class A Common Stock and warrant agent is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted incidental to Continental Stock Transfer & Trust Company’s roles as transfer agent and warrant agent, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our Class A Common Stock or Preferred Stock. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreement and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•

the number of shares of Class A Common Stock or Preferred Stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•

the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of warrants to purchase Preferred Stock;

•	the date, if any, on and after which the warrants and the related Preferred Stock or Class A Common Stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the United States federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of the Company.

Each warrant will entitle its holder to purchase the number of shares of Class A Common Stock or Preferred Stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the specified time on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase Class A Common Stock or Preferred Stock are exercised, the holders of the warrants will not have any rights of holders of the underlying Class A Common Stock or Preferred Stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the Class A Common Stock or Preferred Stock, if any.

PLAN OF DISTRIBUTION

We may use one or more of the following methods when selling securities under this prospectus:

•	underwritten transactions;

•	privately negotiated transactions;

•	sales in the over-the-counter market;

•	on the NYSE;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales and delivery of shares of our Class A Common Stock to close out short positions;

•	sales by broker-dealers of shares of our Class A Common Stock that are loaned or pledged to such broker-dealers;

•	“at-the-market” offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

We may prepare prospectus supplements that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We may fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may enter into agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the securities by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); (iii) employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”); and (iv) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i) through (iv), a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the securities with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of a security is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Laws relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the Covered Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•

whether the acquisition or holding of securities will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below); and

•

whether the Plan will be considered to hold, as plan assets, (i) only the securities or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the securities by a Covered Plan with respect to which the Transaction Parties are considered parties in interest or disqualified persons may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, the securities should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which Covered Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by Covered Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the Covered Plan as part of a public offering under certain conditions;

(b) the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by a Covered Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by Covered Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding the securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the securities. Purchasers of the securities have the exclusive responsibility for ensuring that their acquisition and holding of the securities complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of the securities to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

LEGAL MATTERS

Vinson & Elkins L.L.P. of Houston, Texas will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2023, contains an explanatory paragraph that states the Company acquired Earthstone during 2023, and management excluded from its assessment of the effectiveness of the Company’s and its subsidiaries’ internal control over financial reporting as of December 31, 2023, Earthstone’s internal control over financial reporting associated with 39% of total assets and 11% of total revenues included in the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2023. The audit of internal control over financial reporting of the Company and its subsidiaries also excluded an evaluation of the internal control over financial reporting of Earthstone.

The consolidated financial statements of Earthstone Energy, Inc., as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated in this prospectus by reference from the Current Report on Form 8-K of Permian Resources Corporation filed on September 19, 2023, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The combined consolidated financial statements of Novo Oil & Gas Holdings, LLC as of December 31, 2022 and 2021 and for the years then ended, incorporated in this prospectus by reference from the Current Report on Form 8-K of Permian Resources Corporation filed on September 19, 2023, have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such combined consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Estimates of our oil and natural gas reserves and related future net cash flows related to our properties as of December 31, 2023, 2022 and 2021 incorporated by reference herein were based upon a reserve report prepared by our independent petroleum engineer, Netherland, Sewell & Associates, Inc. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

Permian Resources Corporation

26,500,000 Shares

Class A common stock

PROSPECTUS SUPPLEMENT

   , 2024

Goldman Sachs & Co. LLC	Morgan Stanley